Exhibit 5.2

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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January 14, 2025

Fold, Inc.

11201 North Tatum Boulevard

Suite 300, Unit 42035

Phoenix, Arizona 85028

Re: Registration Statement on Form S-4

To the addressees set forth above:

We have acted as special counsel to Fold, Inc., a Delaware corporation (“Fold”), in connection with the issuance of $20,000,000 aggregate principal amount of senior secured convertible promissory notes (the “Notes”), convertible into shares of common stock, par value $0.0001 per share (the “Common Stock”), of FTAC Emerald Acquisition Corp., a Delaware corporation (as successor to Fold pursuant to a business combination, the “Company”), and warrants (the “Warrants”) to purchase up to an aggregate of 1,369,565 shares (the “Warrant Shares”) of Common Stock, pursuant to that certain Securities Purchase Agreement, dated December 24, 2024 (the “Purchase Agreement”), by and between Fold and the investor party thereto, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2024 (Registration No. 333-282520) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes, the Warrants and the underlying Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

January 14, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof,

(1) When the Notes have been duly executed, issued, and authenticated by all necessary corporate action of the Company, and when the specific terms of the Notes have been duly authorized in accordance with the manner contemplated by the Purchase Agreement and authorized by all necessary corporate action of the Company, and such Notes have been delivered in exchange for the existing Senior Secured Convertible Notes of Fold in accordance with the terms of the Purchase Agreement and by such corporate action, the Notes will have been duly authorized by all necessary corporate action of the Company and will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) When certificates (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) representing the Common Stock initially reserved for issuance upon conversion of the Notes have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered in accordance with the terms of the authorization thereof and the Purchase Agreement upon conversion of Notes, such Common Stock will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid, and nonassessable.

(3) When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (d) the severability, if invalid, of provisions to the foregoing effect.

January 14, 2025

With your consent, we have assumed (a) that the Purchase Agreement and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP